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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15
 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
              THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
            DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-55797
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                             ELGAR HOLDINGS, INC.
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             (Exact name of registrant as specified in its charter)

                              9250 Brown Deer Road
                        San Diego, California 92121-2294
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          9 7/8% SENIOR NOTES DUE 2008
         GUARANTEE OF THE SENIOR NOTES BY ELGAR ELECTRONICS CORPORATION
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]                   Rule 12h-3(b)(1)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]                   Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]                   Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii) [ ]                   Rule 12h-3(b)(2)(ii) [ ]
                                           Rule 15d-6 [X]

Approximate number of holders of record as of the certification or notice date:0

Pursuant to the requirements of the Securities Exchange Act of 1934, Elgar Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 27, 2003

                                         By:  /s/ John P. Mei
                                             -----------------------------------
                                             Name:   John P. Mei
                                             Title:  Vice President and
                                                     Chief Financial Officer